Exhibit 16

(Firm Letterhead)

January 22, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Gores Holdings IV, Inc. (the Company) and, under the date of March 27, 2020, we reported on the financial statements of Gores Holdings IV, Inc. as of December 31, 2019 and for the period from June 12, 2019 (inception) through December 31, 2019. On January 21, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 22, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the Audit Committee of the Board approved the appointment of Deloitte & Touche LLP (Deloitte) as the Company’s independent registered public accounting firm, or with any of the Company’s statements in the fourth paragraph of this Item that Deloitte was not consulted regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any of the matters or events set forth in Item 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,

(signed) KPMG LLP